Exhibit 99.1

Quantum Technologies Reports Fiscal 2010 First and Second Quarter Financial Results

IRVINE, Calif., February 11, 2010 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles and applications including hybrid, plug-in hybrid, hydrogen, and alternative fuel vehicles, today reported results for the first and second quarter of fiscal 2010. Conference call information is provided below.

First Quarter Operating Results

Total revenue in the first quarter of fiscal 2010 was $3.1 million compared to $3.7 million in the first quarter of fiscal 2009, a net decrease of 16%. The decrease in consolidated net revenue is primarily related to lower contract revenues from non-affiliates due to the completion of certain programs during the prior fiscal year. Despite lower revenues, the Company’s consolidated operating loss decreased from $6.2 million in the first quarter of fiscal 2009 to $4.6 million in the first quarter of fiscal 2010. The decrease was primarily due to lower internally funded research and development expenses and general and administrative expenses as a result of the implementation of specific cost reductions since the prior year.

The Quantum Fuel Systems segment operating loss decreased $1.3 million from $3.3 million in the first quarter of fiscal 2009 to $2.0 million in the first quarter of fiscal 2010. The decreased losses were primarily due to the impairment of the intangible asset related to our strategic alliance with General Motors that occurred in fiscal 2009, which resulted in no amortization expense in fiscal 2010, and cost reductions implemented over the past year. Corporate segment expenses decreased $0.3 million, from $2.9 million in the first quarter of fiscal 2009 to $2.6 million in the first quarter of fiscal 2010. Corporate segment expenses reflect the general and administrative expenses that indirectly support our ongoing Quantum Fuel Systems operating segment and our anticipated future operating segments and consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors. The share-based compensation expense was $0.4 million and depreciation and amortization expense was $0.3 million during the first quarter of fiscal 2010.

Contract revenue for the Quantum Fuel Systems segment decreased $0.6 million, or 17%, from $3.5 million in the first quarter of fiscal 2009 to $2.9 million in the first quarter of fiscal 2010. The decrease was primarily related to the completion of the Company’s development programs for the General Motors fuel cell vehicle program and certain military programs. The decline in revenues was partially offset by higher development program revenues related to our continued development of the Q-DriveTM propulsion system for Fisker Automotive.

The financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with conversion features contained within the Company’s convertible notes and term note debt instruments and also include the derivative liabilities associated with certain common stock purchase warrants. Fair value adjustments of the derivative instruments, which represent non-cash unrealized gains or losses, amounted to a nominal gain in the first quarter of fiscal 2010 compared to a loss of $4.6 million in the first quarter of fiscal 2009. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. The loss in fiscal 2009 and the gain in fiscal 2010 were primarily attributable to the increase and then decrease, respectively, in our share price during these periods that materially changed the fair value of the derivative instrument liabilities. Also reflected in the financial statements for the first quarter of fiscal 2010 is a loss on modification of derivative instruments of $7.0 million resulting from modifications made to our convertible notes in July 2009.

The Company’s net loss decreased from $39.0 million, or $0.49 a share, in the first quarter of fiscal 2009 to $12.3 million, or $0.12 a share, in the first quarter of fiscal 2010.

Second Quarter and Six-Month Operating Results

Total revenues decreased $4.7 million, from $7.4 million in the second quarter of fiscal 2009 to $2.7 million in the second quarter of fiscal 2010, and decreased $5.4 million, from $11.1 million in the first half of fiscal 2009 to $5.7 million in the first half of fiscal 2010. The decrease in revenue for the second quarter and first half of fiscal 2010 is primarily related to customer delays on the Q-Drive development program as Fisker Automotive finalized its $528 million loan from the Department of Energy.

Operating loss for the Quantum Fuel Systems segment increased $2.7 million, from $0.1 million in the second quarter of fiscal 2009 to $2.8 million in the second quarter of fiscal 2010, and increased $1.3 million year to date, from $3.4 million in the first half of fiscal 2009 to $4.7 million in the first half of fiscal 2010. The increased losses were primarily due to lower contract revenues.

Corporate expenses decreased by $0.8 million in the second quarter of fiscal 2010 from $2.6 million in fiscal 2009 to $1.8 million in fiscal 2010, and decreased by $1.1 million in the first half of fiscal 2010 from $5.5 million in fiscal 2009 to $4.4 million in fiscal 2010. Included in operating expenses are $1.1 million and $0.5 million of share-based compensation for the first half of fiscal 2009 and 2010, respectively.

Amortization and impairment of intangibles in the prior year periods relates to our strategic alliance with General Motors. Amortization expense in the second quarter and first six months of fiscal 2009 was $0.4 million and $0.8 million, respectively. On January 31, 2009, the remaining unamortized balance of the intangible asset was written off in connection with an impairment analysis performed due to the deterioration of the automobile industry. As a result of the full impairment, there was no amortization expense recognized in fiscal 2010.

The Company’s overall operating loss increased $1.9 million, from $2.7 million in the second quarter of fiscal 2009 to $4.6 million in the second quarter of fiscal 2010, and increased $0.3 million, from $8.9 million in the first half of fiscal 2009 to $9.2 million in the first half of fiscal 2010. The increase in operating losses was primarily due to the lower revenues generated during fiscal 2010 as compared to the same prior year periods and the recognition of a non-recurring gain in the prior year periods related to an insurance settlement associated with facility damages. Cash used from operations during the first half of fiscal 2010 was $9.2 million.

Fair value adjustments of derivative instruments, which represent non-cash unrealized gains or losses, amounted to a loss of $34.9 million and $34.8 million in the second quarter and first half of fiscal 2010, respectively, compared to a gain of $35.3 million and $30.6 million in the second quarter and first half of fiscal 2009, respectively. The gain in fiscal 2009 and the loss in fiscal 2010 were primarily attributable to the significant decrease and then increase, respectively, in our share price during these periods that materially changed the fair value of the derivative instrument liabilities. As a result of contractual modifications executed in August 2009 to the embedded derivative features contained within the $10 million lender commitment letter, a loss on modification of derivative instruments of $2.6 million was recognized in the second quarter of fiscal 2010.

The Company recognized $0.4 million and $0.5 million in the three and six months ended October 31, 2009, respectively, representing our equity share in earnings of our affiliate, Asola.

The Company had net income of $32.8 million or $0.10 a share on a fully diluted basis, in the second quarter of fiscal 2009 compared to a net loss of $42.7 million, or $0.35 a share, in the second quarter of fiscal 2010.

Alan P. Niedzwiecki, President and CEO, stated, “Revenues were down during the first half of fiscal 2010 as we did experience a slow down in the Fisker development program due to delays related to Fisker Automotive’s finalization of its loan from the Department of Energy. We are now realizing an increase in development activity and are expecting higher contract revenues from the Fisker program in the 4th quarter as we complete the system validation, certification and other pre-production development activities that we expect will culminate in a certified, saleable, production release vehicle near the end of calendar 2010. Fisker Automotive announced that it plans on producing 15,000 Karma vehicles in calendar 2011.”

Mr. Niedzwiecki continued, “Obviously our financial results were impacted by the fair value adjustments and modifications to the derivative instruments recorded on the balance sheet. We expect that we will continue to experience gains or losses, potentially material, on our derivative instruments each period due to the volatility in our share price. But from a purely operational standpoint, we are expecting to see operational improvements by the end of this fiscal year.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	July 31,
	2008	2009
Revenue:
Net product sales	$213,713	$187,391
Contract revenue from affiliate	784,293	1,960,937
Contract revenue from non-affiliates	2,732,684	945,378

Total revenue	3,730,690	3,093,706

Costs and expenses:
Cost of product sales	653,708	266,610
Research and development	4,619,442	3,795,457
Selling, general and administrative	4,247,440	3,582,626
Amortization of intangible asset	414,944	—

Total costs and expenses	9,935,534	7,644,693

Operating loss	(6,204,844)	(4,550,987)

Interest expense, net	(926,585)	(690,434)
Fair value adjustments of derivative instruments	(4,642,000)	38,000
Loss on modification of derivative instruments	(23,834,000)	(6,969,000)
Loss on settlement of debt and derivative instruments, net	(3,339,000)	(194,219)
Equity in earnings (losses) of affiliate, net	(60,750)	108,000
Other expense, net	(249)	(4,485)

Loss before income tax expense	(39,007,428)	(12,263,125)

Income tax expense	(400)	(1,041)

Net loss	$(39,007,828)	$(12,264,166)

Per share data - Net loss:
Basic and diluted	$(0.49)	$(0.12)

Weighted average shares outstanding:
Basic and diluted	79,941,645	104,762,669

Cash Flow Information for Operations (Unaudited):
Depreciation and amortization	$936,077	$355,040
Net cash used in operating activities	(1,432,919)	(3,912,931)
Net cash used in investing activities	(3,665,053)	(188,192)
Net cash provided by financing activities	8,085,580	2,983,097

	April 30, 2009	July 31, 2009
		(Unaudited)
Balance Sheet Information:
Cash and cash equivalents	$2,621,215	$1,503,189
Working capital (deficit)	(24,434,083)	(34,714,052)
Total assets	59,882,804	59,769,989
Derivative instruments classified as current liabilities	15,198,000	22,409,000
Long-term debt, less current portion	18,540,330	15,070,951
Stockholders’ equity (deficit)	5,132,304	(1,417,871)

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2008	2009	2008	2009
Revenue:
Net product sales	$384,548	$424,766	$598,261	$612,157
Contract revenue from affiliate	4,213,148	950,114	4,997,441	2,911,051
Contract revenue from non-affiliates	2,806,477	1,280,300	5,539,161	2,225,678

Total revenue	7,404,173	2,655,180	11,134,863	5,748,886

Costs and expenses:
Cost of product sales	422,544	594,933	1,076,252	861,543
Research and development	6,774,090	3,508,755	11,393,532	7,304,212
Selling, general and administrative	2,451,686	3,176,472	6,699,126	6,759,098
Amortization of intangible asset	414,944	—	829,888	—

Total costs and expenses	10,063,264	7,280,160	19,998,798	14,924,853

Operating loss	(2,659,091)	(4,624,980)	(8,863,935)	(9,175,967)

Interest expense, net	(918,797)	(762,782)	(1,845,382)	(1,453,216)
Fair value adjustments of derivative instruments	35,251,000	(34,870,000)	30,609,000	(34,832,000)
Loss on modification of derivative instruments	—	(2,570,000)	(23,834,000)	(9,539,000)
Loss on settlement of debt and derivative instruments, net	(1,096,000)	(207,152)	(4,435,000)	(401,371)
Equity in earnings of affiliate, net	182,000	379,000	121,250	487,000
Other income (expense), net	2,000,000	(15,981)	1,999,751	(20,466)

Income (loss) before income tax expense	32,759,112	(42,671,895)	(6,248,316)	(54,935,020)

Income tax expense	(400)	(1,000)	(800)	(2,041)

Net income (loss)	$32,758,712	$(42,672,895)	$(6,249,116)	$(54,937,061)

Per share data - Net income (loss):
Basic	$0.36	$(0.35)	$(0.07)	$(0.48)
Diluted	$0.10	$(0.35)	$(0.07)	$(0.48)

Weighted average shares outstanding:
Basic	92,070,234	121,890,999	86,005,940	113,326,834
Diluted	152,466,000	121,890,999	86,005,940	113,326,834

Cash Flow Information for Operations (Unaudited):
Depreciation and amortization	$886,978	$289,243	$1,823,055	$644,283
Net cash used in operating activities	(6,158,448)	(5,321,967)	(7,591,367)	(9,234,898)
Net cash used in investing activities	(4,502,204)	(335,831)	(8,167,257)	(524,023)
Net cash provided by financing activities	17,224,447	10,733,118	25,310,027	13,716,215

	April 30, 2009	October 31, 2009
		(Unaudited)
Balance Sheet Information:
Cash and cash equivalents	$2,621,215	$6,578,509
Working capital (deficit)	(24,434,083)	(55,152,689)
Total assets	59,882,804	65,896,907
Derivative instruments:
Current	15,198,000	48,399,000
Non-current	—	9,970,000
Long-term debt, less current portion	18,540,330	11,070,951
Stockholders’ equity (deficit)	5,132,304	(27,112,006)

Financial Results Call Scheduled:

Friday, February 12, 2010 6:00 a.m. Pacific time (9:00 a.m. Eastern time)

Conference Call Number: (706) 643-3625; Conference ID # 56227324

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until March 1, 2010 at 1:30 p.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, the development and commercialization of hybrids, anticipated legislation and government funding, solar and other clean technology opportunities, new or expanded customer contracts, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, the disposal of Tecstar and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact including, but not limited to, statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions should be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including, without limitation, whether we can obtain adequate equity or debt financing on reasonable term, if at all, whether we enter into a long-term exclusive supply agreement with Fisker Automotive for certain components and control systems for Q-Drive powertrain system; whether Fisker Automotive actually incorporates the Q-Drive powertrain system in its Fisker Karma; whether Fisker Automotive is able to successfully bring the Fisker Karma to market and, if yes, the number of Karma’s that are sold; if Fisker Automotive delays or suspends development or production of the Fisker Karma, variations in pricing, engineering and material costs, development costs, other general costs and expenses; our ability to successfully transition into new OEM-level programs and other new model platforms with our OEM customers; our ability to secure government funding under the Department of Energy’s $25 billion Advanced Technology Vehicles Manufacturing Loan program and other government funding and grant programs; whether we obtain sufficient financing for our planned solar manufacturing facility, costs and potential litigation associated with our acquisitions or the sale or restructure of Tecstar; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel and hybrid vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of hybrid vehicles and technologies; our dependence on a concentrated number of customers for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2009 and in our other filings with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Investor Relations

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2010 Quantum Fuel Systems Technologies Worldwide, Inc.
17872 Cartwright Road, Irvine, CA 92614
Phone 949-399-4500 Fax 949-399-4600